UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 16, 2011
EXTERRAN PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33078	22-3935108

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16666 Northchase Drive, Houston, Texas	77060

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 836-7000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The compensation committee of the board of directors of Exterran Holdings, Inc. (“Exterran”), a publicly traded company and the owner of the general partner of Exterran Partners, L.P. (“us”), has approved a form of severance benefit agreement (the “Agreement”), as described in Exterran’s Current Report on Form 8-K, filed on August 16, 2011, for certain executive officers of our general partner, including all of our general partner’s Named Executive Officers other than Ernie L. Danner, our general partner’s President and Chief Executive Officer. The Agreement provides, among other things, for certain payments to be made and benefits to be granted upon termination of an executive’s employment by Exterran without Cause (as defined in the Agreement) or by such executive with Good Reason (as defined in the Agreement) at any time through August 15, 2013. Among the items to which an executive will be entitled under the circumstances set forth in the Agreement is the vesting as of the separation date of such executive’s outstanding phantom units granted under the Exterran Partners, L.P. Long-Term Incentive Plan that were scheduled to vest within 12 months following the separation date, subject to the consent of the compensation committee of the board of directors of our general partner. On August 16, 2011, the compensation committee of the board of directors of our general partner consented to such acceleration of phantom units with respect to each of the executive officers who will be party to an Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN PARTNERS, L.P.

	By:	Exterran General Partner, L.P., its general partner

	By:	Exterran GP LLC, its general partner

August 18, 2011	By:	/s/ Michael J. Aaronson Michael J. Aaronson
Vice President and Chief Financial Officer